Offshore
Logistics, Inc.

224 Rue De Jean — 70508
Post Office Box 5C
Lafayette, Louisiana 70505
Tel: (337) 233-1221
Fax: (337) 235-6678
www.olog.com

PRESS RELEASE

OFFSHORE LOGISTICS ANNOUNCES RESTRUCTURING
OF UNITED KINGDOM OPERATIONS

Lafayette, Louisiana (October 30, 2003) — Offshore Logistics, Inc. (NYSE: OLG) (the “Company”) announced today that it has begun a restructuring of its United Kingdom based operations designed to reduce costs and promote operational and managerial efficiencies. Management believes these measures are necessary in order to remain competitive in the North Sea offshore helicopter market, given the current weakness in oil and gas industry activities in that market.

As a part of the restructuring program, the Company will reduce staffing levels by approximately 75 positions, or 11%, of its United Kingdom workforce over a six- month period. The Company will incur approximately $5.2 million in severance and other restructuring costs. However, the reductions will generate approximately $1.0 million in savings during the remainder of fiscal 2004, increasing in fiscal 2005, to approximately $4.6 million on an annualized basis, primarily from decreased salary costs. In addition, the Company is considering changes to its defined benefit pension plan to limit future service accruals through the use of a defined contribution arrangement and is currently consulting with employees regarding this matter. These changes will result in a reduction of benefit costs related to future service provided by employees, the effect of which has not been considered in the savings quantified above. Finally, in order to better align core competencies and management resources and increase the chances of success on future contract opportunities, the Company is exploring the possible transfer of its search and rescue and technical services operations into one of its existing joint ventures.

George Small, Chief Executive Officer and President of Offshore Logistics, Inc. said, “We regret the impact these changes will have on our U.K. workforce. However, management has carefully evaluated the Company’s operations and has concluded that in order to remain competitive in the North Sea, we must take action now to reduce operating costs and streamline these businesses.”

Offshore Logistics, Inc. is a major provider of helicopter transportation services to the oil and gas industry worldwide. Through its subsidiaries, affiliates and joint ventures, the Company provides transportation services in most oil and gas producing regions including the United States Gulf of Mexico and Alaska, the North Sea, Africa, Mexico, South America, Australia, Egypt and the Far East. The Company’s Common Stock is traded on the New York Stock Exchange under the symbol OLG.

Statements contained in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those in the forward-looking statements contained in this press release include the possibility that the Company is unable to achieve the cost savings and the operational and managerial efficiencies anticipated, that the cost of the restructuring program exceeds managements estimates, that the Company is unable to effect changes to the defined benefit pension plan which would reduce its future benefit costs and finally, that the possible transfer of search and rescue and technical services into a joint venture does not occur or even if it does, that the Company is unable to achieve a more aligned management structure and the joint venture does not experience an increase in the success rate on winning new contracts. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s report on Form 10-K for the year ended March 31, 2003 and the Company’s report on Form 10-Q for the quarter ended June 30, 2003. Copies of these may be obtained by contacting the Company or the SEC.

Investor Relations Contact:
H. Eddy Dupuis
Phone: 337-233-1221
Fax: 337-235-6678
www.olog.com
investorrelations@olog.com